Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 16, 2017, with respect to the consolidated financial statements and schedule as of December 31, 2016 and for each of the years in the two-year period ended December 31, 2016 included in the Annual Report of Globus Medical, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Globus Medical, Inc. on Forms S-8 (File No. 333-184196 and File No. 333-198698).
 /s/ Grant Thornton LLP
Philadelphia, Pennsylvania
February 22, 2018